Exhibit 99

MINRAD INTERNATIONAL, INC. ANNOUNCES EXPANSION OF RXELITE'S US
DISTRIBUTION CONTRACT

        Buffalo, NY..... April 14, 2005. (www.minrad.com) today announced that it has expanded its US distribution contract with RxElite (www.rxelite.com), Boise, Idaho. The new contract includes both human and veterinary inhalation anesthetic products as well as exclusivity for new products in development.

        RxElite began to market the company's products in June of 2004. The initial contract gave RxElite exclusive distribution for Minrad International's two branded generic drugs: Terrell (isoflurane USP), and Compound 347 (enflurane USP) under the RxElite label, and sevoflurane (pending approval of the United States Food and Drug Administration) for human use only. The addition of Attane, for veterinary use, as well as new drugs in development will give RxElite more flexibility in meeting their customer's needs.

        Kirk Kamsler, Senior Vice President of Commercial Development, explained that "We are very happy with the service we are receiving from RxElite. This new contract is an extension of a partnership with great benefits for both sides."

        For further information please contact: Kirk Kamsler, SVP Commercial Development, MINRAD Inc., (716) 855-1068 (kkamsler@minrad.com) or Daniel Chen, CEO, RxElite, Inc., (208) 288-5550 (dan@rxelite.com).

FORWARD-LOOKING STATEMENTS

This information contains certain forward looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including or related to our future results (including certain projections, business trends and assumptions on future financings).

Assumptions related to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions and financings, all of which are difficult or impossible to predict. When used in this presentation, the words or statements that relate to future events and our future financial performance, such as "may," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other similar words, are intended to be forward-looking statements. You should read these statements carefully because they discuss our future expectations, and we believe that it is important to communicate these expectations to our stockholders. However, these statements are only anticipations. Actual events or results may differ materially.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, future financings, performance, or achievements. Moreover, we do not assume any responsibility for accuracy and completeness of such statements in the future. We do not plan to update any of the forward-looking statements after the date of this presentation to conform such statements to actual results.

847 Main Street • Buffalo, New York 14203 • Tel: (800) 832-3303 • (716) 855-1068 • Fax: (716) 855-1078
www.minrad.com